Exhibit 99.1

BOARD RESOLUTION OF

GREEN RAIN ENERGY HOLDINGS INC.

DATED: OCTOBER 10, 2025

WHEREAS, the Board of Directors of Green Rain Energy Holdings Inc. (the “Company”) previously approved a Special Common Stock Dividend to reward shareholders for their continued support of the Company’s renewable energy and clean technology initiatives;

WHEREAS, the Board has determined that it is in the best interest of the Company and its shareholders to extend the Record Date for the Special Common Stock Dividend in order to accommodate necessary regulatory clearances and provide additional opportunity for shareholder participation;

NOW, THEREFORE, BE IT RESOLVED, that the Record Date for determining shareholders entitled to receive the Special Common Stock Dividend is hereby extended to November 15, 2025, subject to FINRA approval;

FURTHER RESOLVED, that each shareholder of record as of the new Record Date shall receive one (1) restricted common share for every one hundred (100) common shares held, with all fractional share entitlements to be rounded up to the nearest whole share;

FURTHER RESOLVED, that the Special Common Stock Dividend shall be tax-free for U.S. federal income tax purposes, to the extent permitted under applicable law;

FURTHER RESOLVED, that no action shall be required from shareholders to receive the dividend, and that the distribution shall remain subject to standard regulatory conditions to be satisfied prior to issuance;

FURTHER RESOLVED, that the Chief Executive Officer, Mr. Alfredo Papadakis, and any authorized officers of the Company are hereby empowered and directed to take all necessary actions, execute all documents, and make all required filings to effectuate the foregoing resolutions, including coordination with FINRA, transfer agents, and applicable regulatory authorities;

FURTHER RESOLVED, that this resolution shall be effective immediately upon adoption and entered into the minutes of the Company.

IN WITNESS WHEREOF, the undersigned members of the Board of Directors of Green Rain Energy Holdings Inc. have executed this resolution as of the date first written above.

Director Name	Signature	Date

Alfredo Papadakis	/s/ Alfredo Papadakis	October 10, 2025